                                            Registration Statement No. 333-15687

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post-Effective Amendment No. 3
                                       to
                                    FORM S-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                                       and
                         THE TRAVELERS INSURANCE COMPANY

             (Exact name of registrant as specified in its charter)

                                   CONNECTICUT
         (State or other jurisdiction of incorporation or organization)

                I.R.S. Employer Identification Number: 06-0904249
                I.R.S. Employer Identification Number: 06-0566090

          One Tower Square, Hartford, Connecticut 06183 (860) 277-0111 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                Ernest J. Wright
                     The Travelers Life and Annuity Company
                         The Travelers Insurance Company
                                One Tower Square
                           Hartford, Connecticut 06183
                                 (860) 277-4345
            (Name, Address, including Zip Code, and Telephone Number,
                    including Area Code of Agent for Service)

Approximate date of commencement of proposed sale to the public: The annuities covered by this registration statement are to be issued from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If the Registrant elects to deliver its latest Annual Report to security-holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                         THE TRAVELERS INSURANCE COMPANY

          Cross Reference Sheet Pursuant to Regulation S-K, Item 501(b)

Item
No.     Form S-2 Caption                           Heading in Prospectus
---     ----------------                           ---------------------

  1.    Forepart of the Registration               Outside Front Cover Page of Registration
        Statement and Outside Front                Statement and Prospectus
        Cover Page of Prospectus

  2.    Inside Front and Outside Back              Available Information; Incorporation of
        Cover Pages of Prospectus                  Certain Documents by Reference;
                                                   Table of Contents

  3.    Summary Information, Risk                  Prospectus Summary; Outside Front
        Factors and Ratio of Earnings              Cover Page
        to Fixed Charges

  4.    Use of Proceeds                            Investments by the Company

  5.    Determination of Offering Price            Not Applicable

  6.    Dilution                                   Not Applicable

  7.    Selling Security Holders                   Not Applicable

  8.    Plan of Distribution                       Distribution of the Contracts

  9.    Description of Securities                  Outside Front Cover Page of Prospectus;
        to be Registered                           Description of the Contracts;
                                                   Limited Guarantee

10.     Interests of Named Experts                 Not Applicable
        and Counsel

11.     Information with Respect to                Outside Front Cover Page; Incorporation
        the Registrant                             of Certain Documents by Reference;

12.     Incorporation of Certain                   Incorporation of Certain Documents by
        Information by Reference                   Reference

13.     Disclosure of Commission                   Not Applicable
        Position on Indemnification
        for Securities Act Liabilities

                                   PROSPECTUS

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                        THE TRAVELERS INSURANCE COMPANY
                                ONE TOWER SQUARE
                          HARTFORD, CONNECTICUT 06183

                                      TTM

                           TRAVELERS TARGET MATURITY
                      MODIFIED GUARANTEED ANNUITY CONTRACT

This Prospectus describes participating interests in individual and group deferred annuity contracts issued by The Travelers Life and Annuity Company (the "Company"). They are designed to offer retirement programs to eligible individuals. With respect to the group Contract, eligible individuals include persons who have established accounts with certain broker-dealers that have entered into a participation agreement to offer interests in the Contract, and members of other eligible groups. (See "Distribution of the Contracts," page 10.) An individual deferred annuity contract is offered in certain states and through certain trusts. Certain Qualified Plans may also purchase the Contract. (See Appendix A.)

Participation by an individual in a group Contract will be separately accounted for by the issuance of a certificate evidencing the individual's interest under the Contract. Participation in an individual Contract is evidenced by the issuance of an individual annuity Contract. A group Contract will be issued under certain circumstances. (See Appendix A.) The certificate, group and individual annuity Contract are hereafter collectively referred to as the "Contract."


A minimum single Purchase Payment of at least $5,000 must accompany the application or purchase order for a Contract. Prior approval by the Company is necessary for Purchase Payments in excess of $1,000,000. No additional payments are permitted to be made under a Contract, although eligible individuals may purchase more than one Contract. (See "Description of the Contracts -- Application and Purchase Payment".)



Purchase Payments become part of Separate Account MGA II. The Company intends generally to invest funds received in relation to the Contracts in fixed income securities, including public and privately placed bonds, and mortgages. (See "Investments by the Company".)



The Travelers Insurance Company ("Travelers Insurance") has entered into an agreement, a Limited Guarantee, with the Company whereby Travelers Insurance has agreed to guarantee the Contracts described in this Prospectus as to principal and interest under the Contracts. (See "Limited Guarantee".)



UPON A SUBSEQUENT GUARANTEE PERIOD, THE GUARANTEED INTEREST RATE WILL BE DECLARED BY THE COMPANY BASED ON VARIOUS FACTORS. IT MAY BE HIGHER OR LOWER THAN THE PREVIOUS GUARANTEED INTEREST RATE. (SEE "GUARANTEE PERIODS" AND "ESTABLISHMENT OF GUARANTEED INTEREST RATES".)



THIS PROSPECTUS IS ACCOMPANIED BY A COPY OF THE TRAVELERS LIFE AND ANNUITY COMPANY'S AND THE TRAVELERS INSURANCE COMPANY'S LATEST ANNUAL REPORTS ON FORM 10-K FOR THE PERIOD ENDED DECEMBER 31, 1997, WHICH CONTAIN ADDITIONAL INFORMATION ABOUT EACH COMPANY.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY ANY BANK, NOR ARE THEY INSURED OR OTHERWISE PROTECTED BY THE FDIC, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY; THEY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL INVESTMENT.


                  THE DATE OF THIS PROSPECTUS IS MAY 1, 1998.

                               TABLE OF CONTENTS


GLOSSARY OF SPECIAL TERMS...................................   Glossary-1
PROSPECTUS SUMMARY..........................................    Summary-1
THE INSURANCE COMPANY.......................................            1
IMSA........................................................            1
YEAR 2000 COMPLIANCE........................................            1
AVAILABLE INFORMATION.......................................            1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............            2
DESCRIPTION OF THE CONTRACTS................................            2
  Application and Purchase Payment..........................            2
  Right to Cancel...........................................            2
ACCUMULATION PERIOD.........................................            3
  Guarantee Periods.........................................            3
ESTABLISHMENT OF GUARANTEED INTEREST RATES..................            4
SURRENDERS..................................................            4
  General...................................................            4
  Surrender Charge..........................................            5
  Market Value Adjustment...................................            5
  Special Surrenders........................................            6
  Waiver of Surrender Charge................................            6
  Reduction or Elimination of Surrender Charges.............            6
  Guarantee Period Exchange Option..........................            7
  Premium Taxes.............................................            7
DEATH BENEFIT...............................................            7
PAYMENT UPON FULL OR PARTIAL SURRENDER......................            7
ANNUITY PERIOD..............................................            8
  Election of Annuity Commencement Date and Form of
     Annuity................................................            8
  Change of Annuity Commencement Date or Annuity Option.....            8
  Annuity Options...........................................            8
  Annuity Payment...........................................            9
  Death of Annuitant After Annuity Commencement Date........            9
INVESTMENTS BY THE COMPANY..................................            9
AMENDMENT OF THE CONTRACTS..................................           10
ASSIGNMENT OF THE CONTRACTS.................................           10
DISTRIBUTION OF THE CONTRACTS...............................           10
FEDERAL TAX CONSIDERATIONS..................................           10
  General...................................................           10
  Section 403(b) Plans and Arrangements.....................           10
  Qualified Pension and Profit-Sharing Plans................           11
  Individual Retirement Annuities...........................           11
  Roth IRAs.................................................           12
  Section 457 Plans.........................................           12
  Nonqualified Annuities....................................           12
  Federal Income Tax Withholding............................           13
  Tax Advice................................................           14
LEGAL OPINION...............................................           14
EXPERTS.....................................................           14
LIMITED GUARANTEE...........................................           15
APPENDIX A..................................................           16
APPENDIX B..................................................           17
FINANCIAL STATEMENTS........................................         10-K

                           GLOSSARY OF SPECIAL TERMS
--------------------------------------------------------------------------------

In this Prospectus the following terms have the indicated meanings:


ACCOUNT VALUE -- The Purchase Payment plus all interest earned, minus all surrenders, surrender charges and applicable premium tax previously deducted.


ANNUITANT -- The person upon whose life the Contract is issued and on whose life the Annuity payments are made.

ANNUITY COMMENCEMENT DATE -- The date on which annuity payments are to start. The date may be designated in the Contract or elected by the Owner.

BENEFICIARY -- The person entitled to receive benefits pursuant to the terms of the Contract in case of the death of the Annuitant or the Owner, or joint Owner, as applicable.

CASH SURRENDER VALUE -- The Cash Value less surrender charges and any applicable premium tax.

CASH VALUE -- The Account Value at the end of a Guarantee Period or the Market Adjusted Value before the end of a Guarantee Period.

COMPANY (WE, US, OUR) -- The Travelers Life and Annuity Company.

CONTINGENT ANNUITANT -- The person named prior to the Contract Date by the Owner who, upon the Annuitant's death (prior to the Annuity Commencement Date) becomes the Annuitant. All rights and benefits provided by the Contract then continue to be in effect. Applicable to nonqualified Contracts only.

CONTRACT -- For a group Contract, the certificate evidencing a participating interest in the group annuity Contract. Any reference in this Prospectus to Contract includes the underlying group annuity Contract. For an individual Contract, the individual annuity Contract.

CONTRACT DATE -- The effective date of the Contract or the effective date of participation under the group annuity Contract as designated in the certificate, or the date of issue of an individual annuity Contract.

CONTRACT YEAR -- A continuous twelve-month period commencing on the Contract Date and each anniversary thereof.

GUARANTEE PERIOD -- The period for which either an initial or subsequent Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE -- The annual effective interest rate credited during the Guarantee Period.

HOME OFFICE -- The principal executive offices of The Travelers Life and Annuity Company located at One Tower Square, Hartford, Connecticut 06183 (Attention:
Annuity Services).

MARKET VALUE ADJUSTMENT -- The Market Value Adjustment reflects the relationship, at the time of surrender, between the then-current Guaranteed Interest Rate for a Guarantee Period equal to the duration left in your Guarantee Period, and the Guaranteed Interest Rate that applies to your Contract.

MATURITY VALUE -- The accumulated value of a Purchase Payment at the Guaranteed Interest Rate at the end of the Guarantee Period selected, minus all surrenders, surrender charges and premium taxes previously deducted.

OWNER (YOU, YOURS) -- For an individual Contract, the person or entity to whom the individual Contract is issued. Joint Owners, who share in ownership rights and any benefits or payments, may be named in nonqualified Contracts. For a group Contract, the person or entity to whom the Contract or the certificate under a group annuity Contract is issued.

PURCHASE PAYMENT -- The premium payment applied to the Contract less premium taxes if applicable.

                                   Glossary-1

                               PROSPECTUS SUMMARY
--------------------------------------------------------------------------------

The Travelers Life and Annuity Company ("Company"), an indirect wholly owned subsidiary of Travelers Group Inc., is offering individual and group modified guaranteed annuity contracts to eligible individuals.


Upon application or purchase order, you select an initial Guarantee Period from among those available from the Company. Interest on the Purchase Payment is credited on a daily basis and this compounding effect is reflected in the Guaranteed Interest Rate. (See "Accumulation Period -- Guarantee Periods" and "Establishment of Guaranteed Interest Rates".)


At the end of each Guarantee Period, a subsequent Guarantee Period of one year will begin unless, within the thirty-day period prior to the end of the Guarantee Period, you elect a different duration from among those offered by us at that time.


The Account Value as of the first day of each subsequent Guarantee Period will earn interest at the subsequent Guaranteed Interest Rate. THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED INTEREST RATES TO BE DECLARED. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE GUARANTEED INTEREST RATES. (See "Accumulation Period -- Guarantee Periods" and "Establishment of Guaranteed Interest Rates".)


Subject to certain restrictions, full and partial surrenders are permitted. However, such surrenders may be subject to a surrender charge and/or a Market Value Adjustment. A full or partial surrender made prior to the end of a Guarantee Period will be subject to a Market Value Adjustment. Except as described below, the surrender charge will be deducted from any surrender made before the end of the seventh Contract Year. The surrender charge will be an amount equal to the amount surrendered multiplied by a specified percentage. The applicable percentage is seven percent for surrenders occurring in the first Contract Year, and will be reduced by one percentage point for each of the next six Contract Years for surrenders occurring during those years. A REQUEST FOR SURRENDER AT THE END OF A GUARANTEE PERIOD MUST BE RECEIVED IN WRITING WITHIN 30 DAYS PRECEDING THE END OF THE GUARANTEE PERIOD. A MARKET VALUE ADJUSTMENT WILL NOT BE APPLIED.


No surrender charge will apply for full or partial surrenders taken at the end of an initial Guarantee Period of at least three years. Initial Guarantee Periods of one or two years are subject to a surrender charge for a period of five years. We will waive surrender charges in certain instances. (See "Surrenders -- Waiver of Surrender Charge".) For Section 403(b) or other qualified plan participants, surrenders may be subject to restrictions. (See "Federal Tax Considerations".)



In addition, we will send you any interest that has been credited during the prior Contract Year if you so request in writing. No surrender charge or Market Value Adjustment will be imposed on such interest payments; however, all applicable premium taxes will be deducted. Any such surrender may also be subject to federal and state taxes. (See "Surrenders" and "Federal Tax Considerations".)


The Market Value Adjustment reflects the relationship between the then current Guaranteed Interest Rate for the duration remaining in the Guarantee Period at the time of surrender and the Guaranteed Interest Rate that applies to your Contract. Generally, the primary factor affecting the amount of the Market Value Adjustment is the level of interest rates on investments to be made by the Company at the time that the current Guaranteed Interest Rates are established. The Market Value Adjustment is sensitive, therefore, to changes in interest rates. It is possible that the amount you receive upon surrender may be less than your original Purchase Payment if interest rates increase. It is also possible that if interest rates decrease, the amount you receive upon surrender may be more than your original Purchase Payment plus accrued interest.

                                    Summary-1

We may defer payment of any surrender for a period not exceeding six months from the date of our receipt of your written notice of surrender or the period permitted by state insurance law, if less, but such a deferral of payment will be for a period greater than 30 days only under highly unusual circumstances. Interest of at least 3 1/2% per annum will be paid on any amounts deferred for more than 30 days if the Company chooses to exercise this deferral right. (See "Payment Upon Full or Partial Surrender".)



On the Annuity Commencement Date specified by you, the Company will make either a lump-sum payment or start to pay a series of payments on the Annuity Options you select. (See "Annuity Period".)



The Contract provides for a death benefit. If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, or if the Owner dies before the Annuity Commencement Date with the Annuitant surviving, the death benefit will be payable to the Beneficiary. For Contracts that are not tax-qualified, the party receiving distributions upon the death of the Owner before the Annuity Commencement Date with the Annuitant surviving may be either the surviving joint Owner or the Beneficiary depending upon all the circumstances and terms of the Contract. The death benefit is calculated as of the date we receive written notification of due proof of death at the Company's Home Office. The death benefit will equal the Account Value. (See "Death Benefit".)



On any Contract subject to premium tax, the Company will deduct any applicable premium taxes from the Cash Value either upon death, surrender, annuitization, or at the time the Purchase Payment is made to the Contract. (See
"Surrenders -- Premium Taxes".)


Certain changes and elections must be made in writing to the Company. Where the term "in writing" is used, it means that written information must be sent to the Company's Home Office in a form and content satisfactory to the Company.

                                    Summary-2

                             THE INSURANCE COMPANY
--------------------------------------------------------------------------------


The Travelers Life and Annuity Company (the "Company") is a stock insurance company chartered in 1973 in the State of Connecticut and has been continuously engaged in the insurance business since that time. The Company is licensed to conduct life insurance business in a majority of the states of the United States, and intends to seek licensure in the remaining states, except New York. The Company is an indirect wholly owned subsidiary of Travelers Group Inc. The Company's home office is located at One Tower Square, Hartford, Connecticut 06183.



                                      IMSA

--------------------------------------------------------------------------------


The Company is a member of the Insurance Marketplace Standards Association ("IMSA"), and as such may use the IMSA logo and IMSA membership in its advertisements. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities. IMSA members have adopted policies and procedures that demonstrate a commitment to honesty, fairness and integrity in all customer contacts involving the sale and service of individual life insurance and annuity products.



                              YEAR 2000 COMPLIANCE

--------------------------------------------------------------------------------


Generally, computer programs were designed without considering the impact of the upcoming change in the century. As a result, software and computer systems may need to be upgraded or replaced in order to comply with "Year 2000" requirements. If not corrected, these computer applications could fail or create erroneous results by or at the Year 2000. The business, financial condition, and results of operations of a company could be materially and adversely affected by the failure of its systems and applications (or those either provided or operated by third-parties) to properly operate or manage dates beyond the year 1999.



The Company has investigated the nature and extent of the work required for our computer systems to process beyond the turn of the century, and has made progress toward achieving this goal, including upgrading and/or replacing existing systems. We are confirming with our service providers that they are also in the process of replacing or modifying their systems with the same goal. We expect that our principal systems will be Year 2000 compliant by early 1999. While these efforts involve substantial costs, we closely monitor associated costs and continue to evaluate associated risks based on actual expenses. While it is likely that these efforts will be successful, if necessary modifications and conversions are not completed in a timely manner, the Year 2000 issue could have a material adverse effect on certain operations of the Company.


                             AVAILABLE INFORMATION
--------------------------------------------------------------------------------

Travelers Insurance is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

Under the Securities Act of 1933, the Company and Travelers Insurance have filed with the Commission a registration statement (the "Registration Statement") relating to the Contracts offered by this Prospectus and the related Limited Guarantee. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits, and reference is hereby made to such Registration

Statement and exhibits for further information relating to the Company, Travelers Insurance and the Contracts and related Limited Guarantee. The Registration Statement and the exhibits may be inspected and copied as described above. Although Travelers Insurance and the Company furnish the Annual Reports on Form 10-K for the year ended December 31, 1997 to owners of contracts or certificates, neither the Company nor Travelers Insurance plans to furnish subsequent annual reports containing financial information to the owners of contracts or certificates described in this Prospectus.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
--------------------------------------------------------------------------------

The Company and The Travelers Insurance Company's latest Annual Reports on Form 10-K have been filed with the Commission pursuant to Section 15(d) of the 1934 Act. They are incorporated by reference into this Prospectus and copies of the Forms 10-K must accompany this Prospectus.


The Forms 10-K for the fiscal year ended December 31, 1997 contain additional information about the Company and about The Travelers Insurance Company, including audited financial statements for the Company and The Travelers Insurance Company's latest fiscal years. The Company filed its Form 10-K on March 24, 1998, via Edgar, File No. 33-58677. Travelers Insurance filed its Form 10-K on March 24, 1998, via Edgar, File No. 33-33691.



If requested, the Company will furnish, without charge, to each person to whom a copy of this Prospectus is delivered, a copy of any of the documents referred to above which has been incorporated by reference in the Prospectus, other than exhibits to any such documents (unless such exhibits are specifically incorporated by reference in such documents). Any such requests should be directed to The Travelers Life and Annuity Company, One Tower Square, Hartford, Connecticut 06183-5030, Attention: Annuity Services. The telephone number is
(860) 422-3985. You may also obtain copies of the documents incorporated by reference to this prospectus by accessing the SEC's website (http://www.sec.gov).


                          DESCRIPTION OF THE CONTRACTS
--------------------------------------------------------------------------------

APPLICATION AND PURCHASE PAYMENT

To apply for a Contract, you must complete an application form or an order to purchase. The application must be submitted to the Company's Home Office for approval. Your Purchase Payment must accompany the application or order to purchase in order for the Contract to become effective.

The minimum Purchase Payment is $5,000. The Company retains the right to limit the amount of the maximum Purchase Payment to $1,000,000 without prior approval.

On the date we receive your Purchase Payment, it becomes part of our general assets and is credited to an account we establish for you. We then issue a Contract and confirm the Purchase Payment in writing. You may not contribute additional Purchase Payments to the Contract in the future. You may, however, purchase additional Contracts at the then-effective interest rates.

In the event that your application or order to purchase is not properly completed, we will attempt to contact your agent or broker by telephone. We will return an improperly completed application, along with the corresponding Purchase Payment, within ten days after we receive it, if the application or order to purchase has not been properly completed by that time.

RIGHT TO CANCEL

State law may afford the right to cancel a Contract for a certain period of time after receipt of the Contract and may allow a refund of the Purchase Payment.

                              ACCUMULATION PERIOD
--------------------------------------------------------------------------------

GUARANTEE PERIODS

Upon application, you will select the duration of the Guarantee Period and corresponding Guaranteed Interest Rate from among those offered by us. Your Purchase Payment will earn interest at the Guaranteed Interest Rate during the entire Guaranteed Period. All interest earned will be credited daily; this compounding effect is reflected in the Guaranteed Interest Rate. The following example is an illustration of how interest will be credited to your Account Value during each Guarantee Period. For the purpose of this example we have made the assumptions indicated.

NOTE: THE FOLLOWING EXAMPLE ASSUMES NO SURRENDERS, DEDUCTIONS FOR PREMIUM TAXES, OR PRE-AUTHORIZED PAYMENT OF INTEREST DURING THE ENTIRE FIVE-YEAR PERIOD. A MARKET VALUE ADJUSTMENT OR SURRENDER CHARGE MAY APPLY TO ANY SUCH INTERIM SURRENDER (SEE "SURRENDERS," PAGE 4). THE HYPOTHETICAL GUARANTEED INTEREST RATES ARE ILLUSTRATIVE ONLY AND ARE NOT INTENDED TO PREDICT FUTURE GUARANTEED INTEREST RATES TO BE DECLARED UNDER THE CONTRACT. ACTUAL GUARANTEED INTEREST RATES DECLARED FOR ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.

             EXAMPLE OF COMPOUNDING AT THE GUARANTEED INTEREST RATE

Beginning Account Value:  $50,000
Guarantee Period:          5 years
Guaranteed Interest Rate:   5.50% Annual Effective Rate

                                                        END OF CONTRACT YEAR
                                   --------------------------------------------------------------
                                     YEAR 1       YEAR 2       YEAR 3       YEAR 4       YEAR 5
-------------------------------------------------------------------------------------------------

Beginning Account Value            $50,000.00
X (1 + Guaranteed Interest Rate)        1.055
                                   ----------
                                   $52,750.00
                                   ==========
Account Value at end of Contract Year 1         $52,750.00
X (1 + Guaranteed Interest Rate)                     1.055
                                                ----------
                                                $55,651.25
                                                ==========
Account Value at end of Contract Year 2                      $55,651.25
X (1 + Guaranteed Interest Rate)                                  1.055
                                                             ----------
                                                             $58,712.07
                                                             ==========
Account Value at end of Contract Year 3                                   $58,712.07
X (1 + Guaranteed Interest Rate)                                               1.055
                                                                          ----------
                                                                          $61,941.23
                                                                          ==========
Account Value at end of Contract Year 4                                                $61,941.23
X (1 + Guaranteed Interest Rate)                                                            1.055
                                                                                       ----------
                                                                                       $65,348.00
                                                                                       ==========
Account Value at end of Guarantee Period (i.e. Maturity Value)                         $65,348.00
                                                                                       ==========

Total Interest Credited in Guarantee Period -- $65,348.00 - 50,000.00 =
$15,348.00
Account Value at end of Guarantee Period  -- $50,000.00 + 15,348.00 = $65,348.00

At the end of any Guarantee Period, a subsequent Guarantee Period will begin. The Account Value at the beginning of any subsequent Guarantee Period will equal the Account Value at the end of the Guarantee Period just ending. This Account Value will earn interest at the subsequent

Guaranteed Interest Rate. We will notify you in writing about selecting a subsequent Guarantee Period before maturity. This written notification will not specify the then-current Guaranteed Interest Rates. You may elect, during the 30-day period before the end of the then-current Guarantee Period, a Guarantee Period of a duration available at that time. The election may be made by notifying us in writing or by telephone.

If no election is made, we will automatically transfer the Account Value into a one-year Guarantee Period. At any time during that year, you may elect to transfer from your current automatic one-year Guarantee Period into another Guarantee Period of a different duration. No Market Value Adjustment, transfer or surrender charge will be applied. Surrender charges will continue to be based on time elapsed from the original Contract Date.

In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement Date then in effect. For example, if you are age 72 upon the expiration of a Guarantee Period and you have chosen age 75 as an Annuity Commencement Date, we will provide a three-year Guarantee Period to equal the number of years remaining before your Annuity Commencement Date. Your Account Value will then earn interest at a Guaranteed Interest Rate that we have declared for that duration.

We will notify you of any subsequent Guaranteed Interest Rate applicable to your Contract. You may also contact us to inquire about subsequent Guaranteed Interest Rates.

                   ESTABLISHMENT OF GUARANTEED INTEREST RATES
--------------------------------------------------------------------------------

You will know the Guaranteed Interest Rate for the Guarantee Period you choose at the time you purchase your Contract, and we will send you a confirmation that will show the amount of your Purchase Payment and the applicable Guaranteed Interest Rate. After the end of each calendar year, we will send you a statement that will show (a) your Account Value as of the end of the preceding year, (b) all transactions regarding your Contract during the year, (c) your Account Value at the end of the current year, and (d) the Guaranteed Interest Rate being credited to your Contract.


The Company has no specific formula for determining Guaranteed Interest Rates in the future. The Guaranteed Interest Rates will be declared from time to time as market conditions dictate. (See "Investments by the Company".) In addition, the Company may also consider various other factors in determining Guaranteed Interest Rates for a given period, including regulatory and tax requirements, sales commissions, administrative expenses, general economic trends and competitive factors.


THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED INTEREST RATES TO BE DECLARED. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE GUARANTEED INTEREST RATES.

                                   SURRENDERS
--------------------------------------------------------------------------------

GENERAL

The Company will permit full and partial surrenders of the Contract at any time, subject to surrender charges described below. In the case of all surrenders, the Cash Value and Maturity Value will be reduced.


Upon request, the Company will inform you of the amount payable upon a full or partial surrender. Any full, partial or special surrender may be subject to tax. (See "Federal Tax Considerations".)



For Participants in Section 403(b) tax-deferred annuity plans, a cash surrender may not be made from certain amounts prior to the earliest of age 59 1/2, separation from service, death, disability or hardship. (See "Federal Tax Considerations -- Section 403(b) Plans and Arrangements".)

SURRENDER CHARGE

There are no sales charges deducted from a Purchase Payment when it is received. However, a surrender charge may be assessed on surrenders made before the end of the seventh Contract Year. The surrender charge is computed as a percentage of the Cash Value (or portion thereof) being surrendered. The chart below indicates the percentage charge applied during the specified Contract Year:

      CONTRACT YEAR                   CHARGE AS A PERCENTAGE OF
IN WHICH SURRENDER IS MADE                   CASH VALUE
---------------------------------------------------------------

            1                                     7%
            2                                     6%
            3                                     5%
            4                                     4%
            5                                     3%
            6                                     2%
            7                                     1%
        Thereafter                                0%


No surrender charge will apply for surrender dates after Contract Year 7 or certain surrenders effective at the end of a Guarantee Period. (See "Special Surrenders".)


MARKET VALUE ADJUSTMENT

The amount payable on a full or partial surrender made prior to the end of any Guarantee Period may be adjusted up or down by the application of the Market Value Adjustment.

The Market Value Adjustment reflects, at the time of surrender, the relationship between the then-current Guaranteed Interest Rate for a Guarantee Period equal to the duration left in your Guarantee Period, and the Guaranteed Interest Rate that applies to your Contract.

Generally, if your Guaranteed Interest Rate is lower than the applicable current Guaranteed Interest Rate, then the application of the Market Value Adjustment will result in a lower payment upon surrender. Conversely, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the application of the Market Value Adjustment will result in a higher payment upon surrender.

For example, assume you purchase a Contract and select an initial Guarantee Period of ten years which has a Guaranteed Interest Rate of 8% per annum. Assume at the end of seven years you make a partial surrender. If the current three-year Guaranteed Interest Rate is then 6%, the amount payable upon partial surrender will increase after the application of the Market Value Adjustment. On the other hand, if the current three-year Guaranteed Interest Rate is higher than your 8% Guaranteed Interest Rate, for example, 10%, the application of the Market Value Adjustment will decrease the amount payable to you upon this partial surrender.

Generally, the primary factor affecting the amount of the Market Value Adjustment is the level of interest rates on investments made by the Company at the time that the current Guaranteed Interest Rates are established. The Market Adjusted Value is sensitive, therefore, to changes in current interest rates. It is possible that the amount you receive upon surrender would be less than the original Purchase Payment if interest rates increase. It is also possible that if interest rates decrease, the amount you receive upon surrender may be more than the original Purchase Payment plus accrued interest.

The formula for calculating the Market Value Adjustment is set forth in Appendix B to this Prospectus, which also contains an additional illustration of the application of the Market Value Adjustment.

SPECIAL SURRENDERS


No surrender charge or Market Value Adjustment will apply for full or partial surrenders taken: (1) at the end of an initial Guarantee Period of at least three years in duration or (2) at the end of any other Guarantee Period provided the surrender occurs on or after the fifth contract year. However, Guarantee Periods initiated through the Guaranteed Period Exchange Option will be subject to the surrender charges based on the original Contract Date. (See "Guarantee Period Exchange Option".)


No surrender charges will be assessed upon the application of your Account Value to elect an annuity option on the Annuity Commencement Date (except if the Fifth Option is elected within the First Contract Year). A Market Value Adjustment will be applied if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an annuity option, you must notify us at least 30 days before your Annuity Commencement Date.

In addition, we will send you any interest that has been credited during the prior Contract Year if you so request in writing. No surrender charge or Market Value Adjustment will be imposed on such interest payments. Any such surrender may, however, be subject to federal or state taxes.

WAIVER OF SURRENDER CHARGE

The surrender charge may be waived if:

     (a) distributions are applied to any one of the annuity options (except if the Fifth Option is elected within the first Contract Year);

     (b) you become disabled (as defined by the Internal Revenue Code ("Code")
         Section 72(m)(7)) subsequent to purchase of the Contract;

     (c) the Owner or Annuitant dies and payment of a death benefit is made to the Beneficiary;

     (d) as a participant under a tax-deferred annuity plan (Section 403(b) plan), you retire after age 55 and the Contract has been in force for at least five years, provided that the payment is made directly to the Owner;

     (e) as Owner of an IRA, you reach age 70 1/2, and the Contract has been in force for at least five years;

     (f) as a participant under a qualified pension or profit sharing plan, including a 401(k) plan, you retire at or after age 59 1/2 and the Contract has been in force for at least five years, or if refunds are made under any such plan to satisfy the anti-discrimination test; or

     (g) as a participant under a Section 457 deferred compensation plan, you retire and the Contract has been in force for at least five years, or if a financial hardship or disability withdrawal as defined by the Code has been allowed by the plan administrator.

REDUCTION OR ELIMINATION OF SURRENDER CHARGES

The amount of the surrender charge and duration that may be assessed on a Contract may be reduced or eliminated when sales of Contracts are made to persons in certain employee or professional purchase arrangements in such a manner that results in savings or reductions of sales and distribution expenses. Any such reduction in the surrender charge will be based on the size and type of groups to which sales are made (the sales and distribution expenses for a larger group are generally less than for a smaller group), and any prior or existing relationship with the Company.

There may be other circumstances, of which the Company is not presently aware, which could result in reduced sales and distribution expenses. In no event will reductions or elimination of the surrender charge and its duration be permitted where such reductions or elimination would be unfairly discriminatory to any person.

GUARANTEE PERIOD EXCHANGE OPTION

Once each Contract Year after the first year, you may elect to transfer from your current Guarantee Period into a new Guarantee Period of a different duration and at the then-current Guaranteed Interest Rate. A Market Value Adjustment will be applied to your current Account Value at the time of transfer. There will be no surrender charge for this exchange. However, surrender charges will continue to be based on time elapsed from the original Contract Date. We reserve the right to charge a fee of up to $50 for such transfers, but do not impose a transfer charge as of the date of this Prospectus.

PREMIUM TAXES


Certain state and local governments impose premium taxes. These taxes currently range from 0% to 5.0%, depending upon jurisdiction. The Company, in compliance with any applicable state law, will determine the method used to recover premium tax expenses incurred. The Company will deduct any applicable premium taxes from the Cash Value either upon death, surrender, annuitization, or at the time the Purchase Payment is made to the Contract, but no earlier than when the Company has a tax liability under state law.


                                 DEATH BENEFIT
--------------------------------------------------------------------------------

A death benefit is payable to the Beneficiary upon the death of the Annuitant prior to the Annuity Commencement Date with no contingent Annuitant surviving. The death benefit will equal the Account Value, and will be calculated as of the date the Company receives written notification of due proof of death. A Beneficiary may request that a death benefit payable under the Contract be applied to one of the annuity options available under the Contract, subject to the contract provisions.

In addition, for nonqualified contracts, if the Owner dies (including the first of joint owners) before the Annuity Commencement Date with the Annuitant surviving, and if a distribution is made as a result of such death, as required by the Code's minimum distribution rules, the value of the death benefit will be credited to the individual(s) taking distributions upon death of the Owner. The individual(s) will generally be the surviving joint owner or the Beneficiary in accordance with all the circumstances and the terms of the Contract. The individual(s) may differ from the Beneficiary who was named by the Owner in a written request and who would receive any remaining contractual benefits upon the death of the Annuitant. The individual(s) may be paid in a single lump sum, or by other options, but should take distributions as required by the Code's minimum distribution rules. If the Owner's spouse is the surviving joint owner or Beneficiary, the spouse may elect to continue the Contract as owner in lieu of taking a distribution under the Contract.

                     PAYMENT UPON FULL OR PARTIAL SURRENDER
--------------------------------------------------------------------------------

We may defer payment of any surrender for a period not exceeding six months from the date we receive your notice of surrender or the period permitted by state insurance law, if less. Only under highly unusual circumstances will we defer a surrender payment more than 30 days, and if we defer payment for more than 30 days, we will pay interest of at least 3.5% per annum on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, our inability to liquidate assets due to a general financial crisis.

                                 ANNUITY PERIOD
--------------------------------------------------------------------------------

ELECTION OF ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY

When you apply for or complete a purchase order for a Contract, you may select an Annuity Commencement Date. If no date is elected, for nonqualified Contracts, the automatic default age is 95. For qualified Contracts, the automatic default age is 70 1/2. Within 30 days prior to your Annuity Commencement Date, you may elect to have all or a portion of your Cash Surrender Value paid in a lump sum on your Annuity Commencement Date. Alternatively, you may elect, at least 30 days prior to the Annuity Commencement Date, to have your Cash Value or a portion thereof (less applicable premium taxes, if any) distributed under any of the Annuity Options described below. If the fifth annuity option "Payments For a Designated Period" is elected in the first contract year, the Cash Surrender Value will be applied. If no option is elected, for nonqualified Contracts, the Cash Value will be applied on the Annuity Commencement Date under the Second Option to provide a life annuity with 120 monthly payments certain. For qualified Contracts, the Cash Value will be applied to the Fourth Option, to provide a Joint and Last Survivor Life Annuity. This Contract may not be surrendered after the commencement of annuity payments, except with respect to the Sixth Option.

CHANGE OF ANNUITY COMMENCEMENT DATE OR ANNUITY OPTION

You may change the Annuity Commencement Date at any time as long as such change is made in writing and is received by us at least 30 days prior to the scheduled Annuity Commencement Date. Once an Annuity Option has begun, it may not be changed.

ANNUITY OPTIONS

Any one of the following Annuity Options may be elected. Annuity payments may be available on a monthly, quarterly, semiannual or annual basis. The minimum amount that may be applied to Annuity Options is $2,000 unless we consent to a smaller amount.

FIRST OPTION -- LIFE ANNUITY: An annuity payable during the lifetime of the Annuitant, ceasing with the last payment prior to the Annuitant's death. Upon the death of the Annuitant, no additional annuity payments will be made.

SECOND OPTION -- LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS CERTAIN: An annuity providing income to the Annuitant for a guaranteed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the Annuitant lives.

THIRD OPTION -- CASH REFUND LIFE ANNUITY: An annuity payable during the lifetime of the Annuitant. Upon the death of the Annuitant, the Beneficiary will receive a payment equal to the Cash Value applied to this option on the Annuity Commencement Date minus the dollar amount of annuity payments already paid.

FOURTH OPTION -- JOINT AND LAST SURVIVOR LIFE ANNUITY: An annuity payable during the lifetimes of the Annuitant and a designated second person, ceasing with the last payment prior to the death of the survivor. Upon the death of the last survivor, no additional annuity payments will be made.

FIFTH OPTION -- PAYMENTS FOR A DESIGNATED PERIOD: An amount payable for the guaranteed number of years selected which may be from five to thirty years.

SIXTH OPTION -- ANNUITY PROCEEDS SETTLEMENT OPTION: Proceeds from the Death Benefit may be left with the Company for a period not to exceed five years from the date of the Owner's or Annuitant's death prior to the Annuity Commencement Date. The proceeds will remain in the same Guarantee Period and continue to earn the same Guaranteed Interest Rate as at the time of death provided this option is elected at the time due proof of death is provided to us. If the Guarantee Period ends before the end of the five-year period, the Beneficiary may elect a new Guarantee Period with a duration not to exceed the time remaining in the period of five years from the date of the Owner's or Annuitant's death. Full or partial surrenders may be made at any time. In the event of surrenders, the remaining Cash Value will equal the proceeds left with the Company, minus any surrender charge and applicable premium tax, plus any interest earned. A Market Value Adjustment will be applied to all surrenders except those occurring at the end of a Guarantee Period.

The Tables in the Contract reflect guaranteed dollar amounts of monthly payments for each $1,000 applied under the first five Annuity Options listed above. Under the First, Second or Third Options, the amount of each payment will depend upon the age (and, for nonqualified Contracts, sex) of the Annuitant at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the payees' ages at the time the first payment is due (and, for nonqualified Contracts, the sex of both payees).

The Tables for the First, Second, Third and Fourth Options are based on the 1983 Individual Annuitant Mortality Table A with ages set back one year and a net investment rate of 3% per annum. The table for the Fifth Option is based on a net investment rate of 3% per annum. If mortality appears more favorable and interest rates so justify, at our discretion, we may apply other tables which will result in higher payments for each $1,000 applied under one or more of the first five Annuity Options.

ANNUITY PAYMENT

The first payment under any Annuity Option will be made on the Annuity Commencement Date. Subsequent payments will be made in accordance with the manner of payment selected and will be based on the first payment date. The option elected must result in a payment at least equal to the minimum payment amount according to Company rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable to the Annuitant.

Once annuity payments have commenced, no surrender of the annuity benefit (including benefits under the Fifth Option) can be made for the purpose of receiving a lump-sum settlement.

DEATH OF ANNUITANT AFTER ANNUITY COMMENCEMENT DATE

In the event of the Annuitant's death after the Annuity Commencement Date any amount payable as a death benefit will be distributed at least as rapidly as under the method of distribution in effect.

                           INVESTMENTS BY THE COMPANY
--------------------------------------------------------------------------------

Assets of the Company must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

Purchase Payments made to the Contracts are invested in Separate Account MGA II, a non-unitized separate account and are not chargeable with liabilities arising out of any other business which the Company may conduct. Owners do not share in the investment performance of assets allocated to Separate Account MGA II. The obligations under the Contract are independent of the investment performance of Separate Account MGA II and are the obligations of the Company.

In establishing Guaranteed Interest Rates, the Company will consider the yields on fixed income securities that are part of the Company's current investment strategy for the Contracts at the time that the Guaranteed Interest Rates are established. (See "Establishment of Guaranteed Interest

Rates".) The current investment strategy for the Contracts is to invest in fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While the foregoing generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal and state laws.


                           AMENDMENT OF THE CONTRACTS
--------------------------------------------------------------------------------

We reserve the right to amend the Contracts to comply with applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

                          ASSIGNMENT OF THE CONTRACTS
--------------------------------------------------------------------------------

Your rights as evidenced by a Contract may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in writing. We assume no responsibility for the validity or effect of any assignment. You should consult your tax adviser regarding the tax consequences of an assignment.

                         DISTRIBUTION OF THE CONTRACTS
--------------------------------------------------------------------------------


Tower Square Securities, Inc. ("Tower Square") is the principal underwriter of the Contracts. Tower Square is registered with the Securities and Exchange Commission under the 1934 Act as a broker-dealer, and is a member of the National Association of Securities Dealers, Inc. Tower Square is an indirect wholly owned subsidiary of Travelers Insurance Company. It is anticipated that Travelers Distribution Company, an affiliated broker dealer will become the principal underwriter in 1998.



The principal underwriter may enter into distribution agreements with certain broker-dealers registered under the 1934 Act. Under the distribution agreements such broker-dealers may offer Contracts to persons who have established an account with the broker-dealer. In addition, the Company may offer certificates to members of certain other eligible groups. The Company will pay a maximum commission of 5% of the Purchase Payment for the sale of a Contract.


From time to time, the Company may offer customers of certain broker-dealers special Guaranteed Interest Rates and negotiated commissions. The Company may pay a commission on an Owner's election of a subsequent Guarantee Period. In addition, the Company may offer Contracts to members of certain other eligible groups through trusts or otherwise.

                           FEDERAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

GENERAL

The Company is taxed as a life insurance company under Subchapter L of the Code. Generally, amounts credited to a contract are not taxable until received by the Contract Owner, participant or beneficiary, either in the form of annuity payments or other distributions. Tax consequences and limits are described further below for each annuity program.

SECTION 403(B) PLANS AND ARRANGEMENTS

Purchase Payments for a tax deferred annuity contract may be made by an employer for employees under annuity plans adopted by public educational organizations and certain organizations which are tax exempt under Section 501(c)(3) of the Code. Within statutory limits, such payments are not currently includable in the gross income of the participants. Increases in the value of the contract attributable to these Purchase Payments are similarly not subject to current taxation. The income in the contract is taxable as ordinary income whenever distributed.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except when due to death, disability, or as part of a series of payments for life or life expectancy, or made after the age of 55 with separation from service. There are other statutory exceptions.

Amounts attributable to salary reductions and income thereon may not be withdrawn prior to attaining the age of 59 1/2, separation from service, death, total and permanent disability, or in the case of hardship as defined by federal tax law and regulations. Hardship withdrawals are available only to the extent of the salary reduction contributions and not from the income attributable to such contributions. These restrictions do not apply to assets held generally as of December 31, 1988.

Distributions must begin by the later of April 1st of the calendar year following the calendar year in which the participant attains the age of 70 1/2 or April 1st of the calendar year in which the Participant retires. Certain other mandatory distribution rules apply at the death of the participant. Certain rollover distributions, including most partial or full redemptions or "term-for-years" distributions of less than 10 years, are eligible for direct rollover to another 403(b) contract or to an Individual Retirement Arrangement
(IRA) without federal income tax withholding.

QUALIFIED PENSION AND PROFIT-SHARING PLANS

Under a qualified pension or profit-sharing trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, a Purchase Payment made by an employer is not currently taxable to the participant and increases in the value of a contract are not subject to taxation until received by a participant or beneficiary.

Distributions in the form of annuity payments are taxable to the participant or beneficiary as ordinary income in the year of receipt. Any distribution that is considered the participant's "investment in the contract" is treated as a return of capital and is not taxable. Certain lump-sum distributions described in
Section 402 of the Code may be eligible for special ten-year forward averaging treatment for individuals born before January 1, 1936. All individuals may be eligible for favorable five-year forward averaging of lump-sum distributions after age 59 1/2. Certain eligible rollover distributions including most partial and full surrenders or term-for-years distributions of less than 10 years are eligible for direct rollover to an eligible retirement plan or to an IRA without federal income tax withholding.

Distributions must begin by the later of April 1st of the calendar year following the calendar year in which you attain age 65 or April 1st of the calendar year in which you retire, except that if you are a 5% owner as defined in Code Section 416(i)(1)(B), distributions must begin by April 1st of the calendar year following the calendar year in which you attain age 70 1/2. Certain other mandatory distribution rules apply on the death of the participant.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except by reason of death, disability or as part of a series of payments for life or life expectancy, or at early retirement at or after the age of 55. There are other statutory exceptions.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding $2,000 per individual, an individual may make deductible contributions to an individual retirement annuity (IRA). (Note: The minimum Purchase Payment allowed for this Contract is $5,000.) There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse based on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit of $4,000.

Partial or full distributions made prior to the age of 59 1/2 are treated as ordinary income. Amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.


Section 408(k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA with an annual employer contribution limit of 15% of compensation up to $30,000 for each participant.



ROTH IRAS



Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, ($2,000 per year for annual contributions), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.



Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.


SECTION 457 PLANS

Section 457 of the Code allows employees and independent contractors of state and local governments and tax-exempt organizations to defer a portion of their salaries or compensation to retirement years without paying current income tax on either the deferrals or the earnings on the deferrals.

The Owner of contracts issued under Section 457 plans is the employer or a contractor of the participant and amounts may not be made available to participants (or beneficiaries) until separation from service, retirement or death or an unforeseeable emergency as determined by Treasury Regulations. The proceeds of annuity contracts purchased by Section 457 plans are subject to the claims of general creditors of the employer or contractor.

Distributions must begin generally by April 1st of the calendar year following the calendar year in which the participant attains the age of 70 1/2. Certain other mandatory distribution rules apply upon the death of the participant.

All distributions from plans that meet the requirements of Section 457 of the Code are taxable as ordinary income in the year paid or made available to the participant or beneficiary.

NONQUALIFIED ANNUITIES

Individuals may purchase tax-deferred annuities without tax law funding limits. The Purchase Payment receives no tax benefit, deduction or deferral, but taxes on the increases in the value of the Contract are generally deferred until distribution. If a nonqualified annuity is owned by other than an individual, however (e.g., by a corporation), the increases in value attributable to Purchase Payments made after February 28, 1986 are includable in income annually. Furthermore, for Contracts issued after April 22, 1987, all deferred increases in value will be includable in income annually. Furthermore, for Contracts issued after April 22, 1987, all deferred increases in value will be includable in the income of an Owner when that Owner transfers the Contract without adequate considerations.

The federal tax law requires nonqualified annuity contracts issued on or after January 19, 1985 to meet minimum mandatory distribution requirements upon the death of the Contract Owner.

Failure to meet these requirements will cause the succeeding Contract Owner or beneficiary to lose the tax benefits associated with annuity contracts, i.e., primarily the tax deferral prior to distribution. The distribution required depends upon whether an Annuity Option is elected or whether the succeeding Owner is the surviving spouse. Contracts will be administered by the Company in accordance with these rules.

If two or more nonqualified annuity contracts are purchased from the same insurer within the same calendar year, distributions from any of them will be taxed based upon the amount of income in all of the same calendar year series of annuities. This will generally have the effect of causing taxes to be paid sooner on the deferred gain in the contracts.

Those receiving partial distributions made before annuitization of a contract will generally be taxed on an income-first basis to the extent of income in the contract. Certain pre-August 14, 1982 deposits into a nonqualified annuity contract that have been placed in the contract by means of a tax-deferred exchange under Section 1035 of the Code may be withdrawn first without income tax liability. This information on deposits must be provided to the Company by the other insurance company at the time of the exchange. There is income in the contract generally to the extent the Cash Value exceeds the investment in the contract. The investment in the contract is equal to the amount of premiums paid less any amount received previously which was excludable from gross income. Any direct or indirect borrowing against the value of the contract or pledging of the contract as security for a loan will be treated as a cash withdrawal under the tax law.

With certain exceptions, the law will impose an additional tax if a Contract Owner makes a withdrawal of any amount under the contract which is allocable to an investment made after August 13, 1982. The amount of the additional tax will be 10% of the amount includable in income by the Contract Owner because of the withdrawal. The additional tax will not be imposed if the amount is received on or after the Contract Owner reaches the age of 59 1/2, or if the amount is one of a series of substantially equal periodic payments made for life or life expectancy of the taxpayer. The additional tax will not be imposed if the withdrawal or partial surrender follows the death or disability of the Contract Owner.

FEDERAL INCOME TAX WITHHOLDING

The portion of a distribution which is taxable income to the recipient will be subject to federal income tax withholding, generally pursuant to Section 3405 of the Code. The application of this provision is summarized below.

     1. ELIGIBLE ROLLOVER DISTRIBUTION FROM SECTION 403(B) PLANS OR ARRANGEMENTS OR FROM QUALIFIED PENSION AND PROFIT-SHARING PLANS

       There is an unwaivable 20% tax withholding for plan distributions that are eligible for rollover to an IRA or to another retirement plan but that are not directly rolled over. A distribution made directly to a participant or beneficiary may avoid this result if:

       (a) a periodic settlement distribution is elected based upon a life or life expectancy calculation, or

       (b) a complete term-for-years settlement distribution is elected for a period of ten years or more, payable at least annually, or

       (c) a minimum required distribution as defined under the tax law is taken after the attainment of the age of 70 1/2 or as otherwise required by law.

       A distribution including a rollover that is not a direct rollover will require the 20% withholding, and a 10% additional tax penalty may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal beneficiary is otherwise underwithheld or short on estimated taxes for that year.

     2. OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

       To the extent not described as requiring 20% withholding in 1 above, the portion of a non-periodic distribution which constitutes taxable income will be subject to federal income tax withholding, to the extent such aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If an election out is not provided, 10% of the taxable distribution will be withheld as federal income tax. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

     3. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE YEAR)


       The portion of a periodic distribution which constitutes taxable income will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs. As of January 1, 1998, a recipient receiving periodic payments (e.g., monthly or annual payments under an Annuity Option) which total $15,200 or less per year, will generally be exempt from the withholding requirements.


Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. All recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient.

Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, United States citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are not permitted to elect out of withholding.

TAX ADVICE

Because of the complexity of the law and the fact that the tax results will vary according to the factual status of the individual involved, tax advice may be needed by a person contemplating purchase of an annuity contract and by an Owner, participant or beneficiary who may make elections under a contract. It should be understood that the foregoing description of the federal income tax consequences under these contracts is not exhaustive and that special rules are provided with respect to situations not discussed here. It should be understood that if a tax-benefited plan loses its exempt status, employees could lose some of the tax benefits described. For further information, a qualified tax adviser should be consulted.

                                 LEGAL OPINION
--------------------------------------------------------------------------------

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this Prospectus and the organization of the Company, its authority to issue such Contracts under Connecticut law, the Limited Guarantee and the validity of the forms of the Contracts under Connecticut law have been passed on by the General Counsel of the Company.

                                    EXPERTS
--------------------------------------------------------------------------------


The financial statements and schedules of The Travelers Life and Annuity Company and the consolidated financial statements and schedules of the Travelers Insurance Company and Subsidiaries as of December 31, 1997, and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                               LIMITED GUARANTEE
--------------------------------------------------------------------------------

Travelers Insurance has agreed to pay in full to any owner of a Contract the principal and interest under the Contract, as and when due to the extent that the Company has not made such payment. This is not a guarantee that the principal and interest under the Contract will maintain any specific level or amount. It is a guarantee of the Company's obligation to pay the principal and interest due under the Contract. There can be no assurance that the amount so due will equal or exceed the Purchase Payment.

This Limited Guarantee has been filed as an exhibit to the Registration Statement, of which this Prospectus forms a part.

This Limited Guarantee will remain in effect for only so long as the Contracts described in this Prospectus remain in effect.

                                   APPENDIX A
--------------------------------------------------------------------------------

MODIFIED GUARANTEED ANNUITY FOR QUALIFIED PLANS

The Travelers Target Maturity Annuity for Qualified Plans is a group deferred annuity Contract under which a Purchase Payment may be made. Plans eligible to purchase the Contract are pension and profit sharing plans qualified under sec.401(a) of the Internal Revenue Code, and eligible state deferred compensation plans under sec.457 of the Code ("Qualified Plans").

To apply for a Group Annuity Contract, the trustee or other applicant need only complete an application or purchase order for the Group Annuity Contract and make a Purchase Payment. A Group Annuity Contract will then be issued to the applicant. While no Certificates are issued, each Purchase Payment and the Account established thereby, are confirmed to the Contract Owner. The Purchase Payment operates to establish an Account under the Group Annuity Contract in the same manner as non-qualified purchases. Each Account will have its own optional Guarantee Period and Guaranteed Interest Rate. Surrenders under the Group Annuity Contract may be made at the election of the Contract Owner, from the Account established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders," page 4). Surrender Values may be taken in cash or applied to purchase annuities for the Contract Owners' Qualified Plan participants.

Because there are no individual participant accounts, the qualified Group Annuity Contract issued in connection with a Qualified Plan does not provide for death benefits. Annuities purchased for Qualified Plan participants may provide for a payment upon the death of the Annuitant depending on the option chosen (see "Annuity Options," page 8). Additionally, since there are no Annuitants prior to the actual purchase of an Annuity by the Contract Owner, the provisions regarding the Annuity Commencement Date are not applicable.

                                   APPENDIX B
--------------------------------------------------------------------------------

MARKET VALUE ADJUSTMENT

The amount payable on a partial or full surrender may be adjusted up or down by the application of the Market Value Adjustment. The formula which will be used to determine the Market Adjusted Value is:

                                                   1          ()t/365
Market Adjusted Value = (Maturity Value) X       ------
                                            F    1 + iC    G

     where "iC" is the current Guaranteed Interest Rate for a Guarantee Period of "t" days and "t" is the number of days remaining in the Guarantee Period adjusting for leap years.

The current Guaranteed Interest Rate is declared periodically by the Company and is the rate (straight line interpolation between whole years) which the Company is then paying on premiums paid under this class of Contracts with the same maturity date as the Purchase Payment to which the formula is being applied.

                   ILLUSTRATION OF A MARKET VALUE ADJUSTMENT

Purchase Payment:         $50,000.00
Guarantee Period:          5 Years
Guaranteed Interest Rate:  5% Effective Annual Rate

The following examples illustrate how the Market Value Adjustment may affect the values of your Contract. In these examples, the surrender occurs one year after a Purchase Payment of $50,000 was made to the Contract. The Maturity Value of this Purchase Payment would be $63,814.08 at the end of the five-year Guarantee Period. However, after one year, when the surrenders occur in these examples, the Account Value (i.e., the Purchase Payment plus accumulated interest) would be $52,500.

The Market Value Adjustment will be based on the rate the Company is crediting at the time of surrender on new Purchase Payments of the same term-to-maturity as the time remaining in your Guarantee Period. One year after the Purchase Payment was made, you would have four years remaining in the five-year Guarantee Period.

EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

A negative Market Value Adjustment results from a surrender that occurs when interest rates have increased since the date the Purchase Payment was made. Assume interest rates have increased one year after the Purchase Payment and the Company is crediting 7% for a four-year Guarantee Period.

If you surrender the full Account Value, the Market Adjusted Value would be:

                                   1          (4)
$48,683.46 = $63,814.08 X       -------
                           F    1 + .07    G

The Market Value Adjustment is a reduction of $3,816.54 from the Account Value:

                      $48,683.46 = $52,500.00 - $3,816.54

If instead of a full surrender, 50% of the Account Value was surrendered, the Market Adjusted Value of the surrendered portion would be 50% of the full surrender:

                                   1          (4)
$24,341.73 = $31,907.04 X       -------
                           F    1 + .07    G

The Maturity Value after the partial surrender would be 50% of the Maturity Value prior to surrender, or $31,907.04.

EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

A positive Market Value Adjustment results from a surrender that occurs when interest rates have decreased since the date a Purchase Payment was made. Assume interest rates have decreased one year later and the Company is then crediting 3.5% for a four-year Guarantee Period.

If you surrender the full Account Value, the Market Adjusted Value would be:

                                   1           (4)
$55,610.28 = $63,814.08 X       --------
                           F    1 + .035    G

The Market Value Adjustment is an increase of $3,110.28 over Account Value:

                      $55,610.28 = $52,500.00 + $3,110.28

If instead of a full surrender, 50% of the Account Value were surrendered, the Market Adjusted Value of the surrendered portion would be 50% of the full surrender:

                                   1           (4)
$27,805.14 = $31,907.04 X       --------
                           F    1 + .035    G

The Maturity Value after the partial surrender would be 50% of the Maturity Value prior to the surrender, or $31,907.04.

These examples illustrate what may happen when interest rates increase or decrease from the beginning of a Guarantee Period. A particular Market Value Adjustment may have a greater or lesser impact than that shown in these examples, depending on how much interest rates have changed since the beginning of a Guarantee Period and the amount of time remaining to maturity. In addition, a surrender charge may be assessed on surrenders made before the Purchase Payment has been under the Contract for seven years.

                                     "TTM"
                           TRAVELERS TARGET MATURITY

                     MODIFIED GUARANTEED ANNUITY CONTRACTS

                                   ISSUED BY

                     THE TRAVELERS LIFE AND ANNUITY COMPANY

                        THE TRAVELERS INSURANCE COMPANY

                                ONE TOWER SQUARE
                          HARTFORD, CONNECTICUT 06183


L-12455                                                         TLAC/TIC Ed 5-98

                                                               Printed in U.S.A.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.     Other Expenses of Issuance and Distribution

Registration Fees: $51,724.14 for 150,000,000 in interests of Modified Guaranteed Annuity Contracts.

Estimate of Printing Costs:  $15,000

Cost of Independent Auditors:  Approximately $8,000


Item 15.     Indemnification of Directors and Officers

Section 33-770 of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

C.G.S. Section 33-770 provides an exclusive remedy; a Connecticut corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute, e.g., pursuant to its certificate of incorporation, by-laws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared with the insured individuals on an agreed basis.

Travelers Group Inc. provides liability insurance for its directors and officers and the directors and officers of its subsidiaries, including the Registrants. This insurance provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.     Exhibits

(a)      Exhibits

1. Underwriting Agreement. (Incorporated herein by reference to Exhibit 1 to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-2, File No. 58677, filed on July 11, 1995.)

2. Agreement and Plan of Merger dated June 25, 1995, by and among United HealthCare Corporation, Montana Acquisition, Inc., The MetraHealth Companies, Inc. and Certain Other Persons. (Incorporated herein by reference to Exhibit 2 to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-2, File No. 58677, filed on July 11, 1995.)

3(a). Charter of The Travelers Life and Annuity Company, as amended on April 10, 1990. (Incorporated herein by reference to Exhibit 6(a) to the Registration Statement on Form N-4, File No. 33-58131, filed on March 17, 1995.)

3(a)(i) Charter of The Travelers Insurance Company as amended on October 19, 1994. (Incorporated herein by reference to Exhibit 3(a)(i) to the Registration Statement on Form S-2, File No. 33-58677, filed on April 18, 1995.)

3(b). By-Laws of The Travelers Life and Annuity Company, as amended on October 20, 1994. (Incorporated herein by reference to Exhibit 6(b) to the Registration Statement on Form N-4, File No. 33-58131, filed on March 17, 1995.)

3(b)(i) By-Laws of The Travelers Insurance Company, as amended on October 20, 1994. (Incorporated herein by reference to Exhibit 3(b)(i) to the Registration Statement on Form S-2, File No. 33-58677, filed on April 18, 1995.)

4(a). Contracts. (Incorporated herein by reference to Exhibit 4(a) to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-2, File No. 58677, filed on July 11, 1995.)

4(b). Limited Guarantee. (Incorporated herein by reference to Exhibit No. 4(b) to Post-Effective Amendment No. 2 to the Registration Statement on Form S-2, filed May 1, 1997.)

4(b)(i). Approval from State of Connecticut. (Incorporated herein by reference to Exhibit No. 4(b)(i) to Post-Effective Amendment No. 2 to the Registration Statement on Form S-2, filed May 1, 1997.)

5.       Opinion Re:  Legality, Including Consent.

10.      Material Contracts.

         a. Master Agreement, dated as of September 1, 1994, between the Company and Metropolitan Life Insurance Company ("MetLife"), incorporated by reference to Exhibit 10.03 to The Travelers Insurance Company's Form 10-Q for the quarter ended September 30, 1994, File No. 33-33691, filed on November 14, 1994.

         b. Group Life Insurance and Related Businesses Acquisition Agreement, dated as of September 1, 1994, among MetLife, the Company, The Travelers Indemnity Company of Rhode Island and The Travelers Insurance Company of Illinois, incorporated by reference to Exhibit 10.04 to The Travelers Insurance Company's Form 10-Q for the quarter ended September 30, 1994, File No. 33-33691, filed on November 14, 1994.

23(a).   Consent of KPMG Peat Marwick LLP, Independent Certified Public
         Accountants.

23(b).   Consent of Counsel (see Exhibit 5).

24(a). Powers of Attorney for Separate Account MGA II authorizing Jay S. Fishman or Ernest J. Wright as signatory for Marc P. Weill and Christine B. Mead. (Incorporated herein by reference to Exhibit 24(a) to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-2, File No. 58677, filed on July 11, 1995.)

24(b). Powers of Attorney for Separate Account MGA II authorizing Jay S. Fishman or Ernest J. Wright as signatory for Robert I. Lipp, Charles O. Prince, III, Donald T. DeCarlo, Irwin R. Ettinger, and Michael A. Carpenter. (Incorporated herein by reference to the Registration Statement on Form S-2, File No. 33-58677, filed on April 18, 1995.)

24(c). Powers of Attorney authorizing Jay S. Fishman or Ernest J. Wright as signatory for Robert I. Lipp, Charles O. Prince, III, Marc P. Weill, Irwin R. Ettinger, Michael A. Carpenter, Donald T. DeCarlo and Christine B. Mead. (Incorporated herein by reference to Exhibit 24(c) to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-2, File No. 58677, filed on July 11, 1995.)

24(d) Powers of Attorney for Separate Account MGA II authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Michael A. Carpenter, Jay
         S. Benet, George C. Kokulis, Katherine M. Sullivan and Ian R. Stuart. (Incorporated herein by reference to Exhibit 24(d) to the Registration Statement on Form S-2, filed November 6, 1996.)

24(e) Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Michael A. Carpenter, Jay S. Benet, George C. Kokulis, Katherine M. Sullivan and Ian R. Stuart. (Incorporated herein by reference to Exhibit 24(e) to the Registration Statement on Form S-2, filed November 6, 1996.)

24(f) Power of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Ian R. Stuart. (Incorporated herein by reference to Exhibit No. 24(f) to Post-Effective Amendment No. 1 to the Registration Statement on Form S-2, filed April 21, 1997.)

27(a). Financial Data Schedule of The Travelers Life and Annuity Company. (Incorporated herein by reference to the filing on Form 10-K, File No. 33-58677, filed March 24, 1998.)

27(b). Financial Data Schedule of The Travelers Insurance Company. (Incorporated herein by reference to the filing on Form 10-K, File No. 33-03094, filed March 24, 1998.)

Item 17.     Undertakings

The undersigned registrants hereby undertake as follows, pursuant to Item 512 of Regulation S-K:

(a)     Rule 415 offerings:

        1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

             a. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             b. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             c. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(h)     Requests for Acceleration of Effective Date:

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under
        Item 15 above or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against the registrants by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant named below certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on April 9, 1998.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                                  (Registrant)

                                   By: *Ian R. Stuart
                                       -----------------------------------------
                                       Ian R. Stuart
                                       Senior Vice President, Chief Financial
                                       Officer, Chief Accounting Officer and
                                       Controller


Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons in the capacities indicated on April 9, 1998.


*MICHAEL A. CARPENTER               Director and Chairman of the Board,
---------------------------         President and Chief Executive Officer
 (Michael A. Carpenter)

*ROBERT I. LIPP                     Director
---------------------------
 (Robert I. Lipp)

*JAY S. BENET                       Director
---------------------------
 (Jay S. Benet)

*GEORGE C. KOKULIS                  Director
---------------------------
 (George C. Kokulis)

*KATHERINE M. SULLIVAN              Director, Senior Vice President and
---------------------------         General Counsel
 (Katherine M. Sullivan)

*IAN R. STUART                      Director, Senior Vice President, Chief
---------------------------         Financial Officer, Chief Accounting Officer
 (Ian R. Stuart)                    and Controller

*MARC P. WEILL                      Director
---------------------------
 (Marc P. Weill)



*  By: Ernest J. Wright, Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on April 9, 1998.


                         THE TRAVELERS INSURANCE COMPANY
                                  (Registrant)

                                   By: *Ian R. Stuart
                                       -----------------------------------------
                                       Ian R. Stuart
                                       Senior Vice President, Chief Financial
                                       Officer, Chief Accounting Officer and
                                       Controller


Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons in the capacities indicated on April 9, 1998.


*MICHAEL A. CARPENTER               Director, Chairman of the Board, President
----------------------------        and Chief Executive Officer
(Michael A. Carpenter)

*ROBERT I. LIPP                     Director
----------------------------
 (Robert I. Lipp)

*JAY S. BENET                       Director
----------------------------
 (Jay S. Benet)

*GEORGE C. KOKULIS                  Director
----------------------------
 (George C. Kokulis)

*KATHERINE M. SULLIVAN              Director, Senior Vice President and
----------------------------        General Counsel
 (Katherine M. Sullivan)

*IAN R. STUART                      Director, Senior Vice President,
----------------------------        Chief Financial Officer,
 (Ian R. Stuart)                    Chief Accounting Officer and Controller


*MARC P. WEILL                      Director
----------------------------
 (Marc P. Weill)




*By:  Ernest J. Wright, Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
   No.     Description                                                             Method of Filing
   ---     -----------                                                             ----------------

1.         Underwriting Agreement. (Incorporated herein by reference to Exhibit
           1 to Pre-Effective Amendment No. 1 to the Registration Statement on
           Form S-2, File No. 58677, filed on July 11, 1995.)

2.         Agreement and Plan of Merger dated June 25, 1995, by and among United
           HealthCare Corporation, Montana Acquisition, Inc., The MetraHealth
           Companies, Inc. and Certain Other Persons. (Incorporated herein by reference to Exhibit 2 to Pre-Effective Amendment No. 1 to the
           Registration Statement on Form S-2, File No. 58677, filed on July 11,
           1995.)

3(a).      Charter of The Travelers Life and Annuity Company, as amended on
           April 10, 1990. (Incorporated herein by reference to Exhibit 6(a) to the Registration Statement on Form N-4, File No. 33-58131, filed on
           March 17, 1995.)

3(a)(i)    Charter of The Travelers Insurance Company, as amended on October 19,
           1994. (Incorporated herein by reference to Exhibit 3(a)(i) to the Registration Statement on Form S-2, File No. 33-58677, filed on April
           18, 1995.)

3(b).      By-Laws of The Travelers Life and Annuity Company, as amended on
           October 20, 1994. (Incorporated herein by reference to Exhibit 6(b) to the Registration Statement on Form N-4, File No. 33-58131, filed on March 17, 1995.)

3(b)(i)    By-Laws of The Travelers Insurance Company, as amended on October 20,
           1994. (Incorporated herein by reference to Exhibit 3(b)(i) to the Registration Statement on Form S-2, File No. 33-58677, filed on April
           18, 1995.)

4(a). Contracts. (Incorporated herein by reference to Exhibit 4(a) to Pre-Effective Amendment No. 1 to the Registration Statement on Form
           S-2, File No. 58677, filed on July 11, 1995.)

4(b). Limited Guarantee. (Incorporated herein by reference to Exhibit 4(b) to Post-Effective Amendment No. 2 to the Registration Statement on Form S-2, filed May 1, 1997.)

4(b)(i). Approval from State of Connecticut. (Incorporated herein by reference to Exhibit 4(b)(i) to Post-Effective Amendment No. 2 to the
           Registration Statement on Form S-2, filed May 1, 1997.)

5.         Opinion Re:  Legality, Including Consent.                               Electronically

Exhibit
   No.     Description                                                             Method of Filing
   ---     -----------                                                             ----------------

10.        Material Contracts.
           a. Master Agreement, dated as of September 1, 1994, between the Company and Metropolitan Life Insurance Company ("MetLife"), incorporated by reference to Exhibit 10.03 to Form 10-Q for the quarter ended September 30, 1994, File No. 33-33691, filed on
                 November 14, 1994.

           b.    Group Life Insurance and Related Businesses Acquisition
                 Agreement, dated as of September 1, 1994, among MetLife, the Company, The Travelers Indemnity Company of Rhode Island and
                 The Travelers Insurance Company of Illinois, incorporated by reference to Exhibit 10.04 to Form 10-Q for the quarter ended
                 September 30, 1994, File No. 33-33691, filed on November 14,
                 1994.

23(a).     Consent of KPMG Peat Marwick LLP, Independent Certified                 Electronically
           Public Accountants.

23(b).     Consent of Counsel (see Exhibit 5).                                     Electronically

24(a).     Powers of Attorney for Separate Account MGA II authorizing Jay S.
           Fishman or Ernest J. Wright as signatory for Marc P. Weill and
           Christine B. Mead. (Incorporated herein by reference to Exhibit 24(a) to Pre-Effective Amendment No. 1 to the Registration Statement on
           Form S-2, File No. 58677, filed on July 11, 1995.)

24(b).     Powers of Attorney for Separate Account MGA II authorizing Jay S.
           Fishman or Ernest J. Wright as signatory for Robert I. Lipp, Charles
           O. Prince, III, Donald T. DeCarlo, Irwin R. Ettinger and Michael A.
           Carpenter. (Incorporated herein by reference to the Registration
           Statement on Form S-2, File No. 33-58677, filed on April 18, 1995.)

24(c).     Powers of Attorney authorizing Jay S. Fishman or Ernest J.
           Wright as signatory for Robert I. Lipp, Charles O. Prince, III,
           Marc P. Weill, Irwin R. Ettinger, Michael A. Carpenter,
           Donald T. DeCarlo and Christine B. Mead.   (Incorporated
           herein by reference to Exhibit 24 to Pre-Effective Amendment
           No. 1 to the Registration Statement on Form S-2,
           File No. 58677, filed on July 11, 1995.)

24(d)      Powers of Attorney for Separate Account MGA II authorizing Ernest J.
           Wright or Kathleen A. McGah as signatory for Michael A. Carpenter,
           Jay S. Benet, George C. Kokulis, Katherine M. Sullivan and Ian R.
           Stuart. (Incorporated herein by reference to Exhibit 24(d) to the Registration Statement on Form S-2, filed November 6, 1996.)

Exhibit
   No.     Description                                                             Method of Filing
   ---     -----------                                                             ----------------

24(e) Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Michael A. Carpenter, Jay S. Benet, George C.
           Kokulis, Katherine M. Sullivan and Ian R. Stuart. (Incorporated herein by reference to Exhibit 24(e) to the Registration Statement on Form S-2, filed November 6, 1996.)

24(f)      Powers of Attorney authorizing Ernest J. Wright or Kathleen A.
           McGah as signatory for Ian R. Stuart. (Incorporated herein by reference to Exhibit No. 24(f) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-4, filed April 21, 1997.)

27(a).     Financial Data Schedule of The Travelers Life and Annuity
           Company. (Incorporated herein by reference to the filing on Form 10-K, File No. 33-58677, filed March 24, 1998.)

27(b).     Financial Data Schedule of The Travelers Insurance Company.
           (Incorporated herein by reference to the filing on Form 10-K, File No. 33-03094, filed March 24, 1998.)